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                                                                  EXHIBIT (a)(4)

                             BT PYRAMID MUTUAL FUNDS

                       Fifteenth Amended Establishment and
                 Designation of Series and Classes of Shares of
                Beneficial Interest (par value $0.001 per share)
                             as of December 17, 2002

        Pursuant to Sections 6.9 and 9.3 of the Amended and Restated Declaration of Trust, dated as of February 28, 1992 (the "Declaration of Trust"), of the BT Pyramid Mutual Funds (the "Trust"), the Trustees of the Trust hereby amend and restate the Fourteenth Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest (par value $0.001 per share), dated as of January 24, 2001, to terminate Equity 500 Index Fund Investment, a series of the Trust as of October 28, 2002 and to establish Lifecycle Long Range Fund as a series of the Fund, with one class, Investment Class, as of December 17, 2002. Following such termination and designation, the series and the classes of the Trust are as set forth below:

        1. The series (each a "Fund") and Classes thereof are established and designated as follows:

                Money Market Fund Investment
                Asset Management Fund--Premier Class
                Lifecycle Long Range Fund--Investment Class
                PreservationPlus Fund
                      Investment Class (formerly Service Class)
                      Institutional Class
                      Institutional Service Class

                and have the following special and relative rights:

        2. Each Fund is authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund (or Class thereof). Each Shares of a Fund (or Class thereof) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares of the Fund (or Class thereof) shall be entitled to vote, shall represent a pro rate beneficial interest in the assets allocated or belonging to the Fund (or allocated or belonging to the Class thereof), and shall be entitled to receive its pro rate share of the net assets of the Fund (or Class thereof) upon liquidation of the Fund (or Class thereof), all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares of a Fund (or Class thereof), together with any income and gain thereon, less any diminution or expenses thereof, shall

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irrevocably belong to that Fund (or allocated to the Class thereof), unless otherwise required by law.

        3. An unlimited number of Shares of each Class established herein is authorized for issuance, Shares of such Classes to be issued for such consideration and with such rights, features, privileges and qualifications as are set forth from time to time in the respective prospectus describing the Shares of each Class, as each such prospectus may be amended or supplemented from time to time, and that such Shares, when issued for consideration described in the respective prospectus, shall be validly issued, fully paid and non-assessable by the Trust.

        4. Shareholders of each Fund (or Class thereof) shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Fund (or Class thereof) as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

        5. The assets and liabilities of the Trust shall be allocated among the Funds as set forth in Section 6.9 of the Declaration of Trust.

        6. The following liabilities, expenses, costs, charges and reserves shall be specifically allocated and charged to the respective Class of a Fund incurring such liabilities, expenses, costs, charges or reserve: administrative service fees, shareholder servicing fees, state securities registration fees, expenses of shareholder meetings relating to matters to be acted upon exclusively by one of more specified Classes, and other expenses if, as determined by the Treasurer or any Assistant Treasurer, such expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes, provided however, that no liabilities, expenses, costs, charges or reserves shall be allocated and charged to any particular Class of a Fund if such allocation and charge would cause the Fund to fail to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or adversely affects its right to claim a dividend paid deduction thereunder; and

        7. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of any Fund (or Class thereof) created previously or now or hereafter created, or otherwise to change the special and relative rights of any Fund (or Class thereof) created previously or now or hereafter created.

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                                       -3-

        IN WITNESS WHEREOF, the undersigned have signed this instrument as of the date above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.

/s/ Richard R. Burt
--------------------------------        ---------------------------------
Richard R. Burt                         S. Leland Dill
As Trustee, and not individually        As Trustee, and not individually
One South Street                        One South Street
Baltimore, Maryland 21202               Baltimore, Maryland 21202

/s/ Martin J. Gruber
--------------------------------        ---------------------------------
Martin J. Gruber                        Richard T. Hale
As Trustee, and not individually        As Trustee, and not individually
One South Street                        One South Street
Baltimore, Maryland 21202               Baltimore, Maryland 21202

/s/ Joseph R. Hardiman                  /s/ Richard J. Herring
--------------------------------        ---------------------------------
Joseph R. Hardiman                      Richard J. Herring
As Trustee, and not individually        As Trustee, and not individually
One South Street                        One South Street
Baltimore, Maryland 21202               Baltimore, Maryland 21202

/s/ Graham E. Jones                     /s/ Rebecca W. Rimel
--------------------------------        ---------------------------------
Graham E. Jones                         Rebecca W. Rimel
As Trustee, and not individually        As Trustee, and not individually
One South Street                        One South Street
Baltimore, Maryland 21202               Baltimore, Maryland 21202

                                        /s/ William N. Searcy
--------------------------------        ---------------------------------
Philip Saunders, Jr.                    William N. Searcy
As Trustee, and not individually        As Trustee, and not individually
One South Street                        One South Street
Baltimore, Maryland 21202               Baltimore, Maryland 21202

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                                       -4-

/s/ Robert H. Wadsworth
--------------------------------
Robert H. Wadsworth
As Trustee, and not individually
One South Street
Baltimore, Maryland 21202